UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2022

Medicine Man Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55450	46-5289499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of Principal Executive Offices)	(Zip Code)

(303) 371-0387
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2022, Medicine Man Technologies, Inc. (the “Company”) received notice of the resignation of Brian Ruden as a member of the Company’s board of directors (the “Board”). Mr. Ruden was not a member of any committees of the Board. Mr. Ruden’s resignation is not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies, or practices.

On October 28, 2022, the Board appointed Marc Rubin as a Class B director to fill the vacancy left by Mr. Ruden. The Company expects that the Board will appoint Mr. Rubin to one or more of the committees of the Board; however, no committee appointments have been determined at this time. Mr. Rubin will serve until his term expires at the Company’s 2023 annual meeting of stockholders and until a successor is elected and qualified, or until his earlier death, resignation or removal.

Mr. Rubin was designated for appointment to the Board as the joint designee of Brian Ruden and Naser Joudeh pursuant to the Omnibus Amendment No. 2 to Asset Purchase Agreements, dated December 17, 2020, among the Company and the sellers party thereto (the “Omnibus Amendment”). Between December 17, 2020 and March 2, 2021, the Company’s wholly-owned subsidiary, SBUD LLC, acquired the assets of a number of Star Buds retail dispensaries. The Omnibus Amendment provides that, for as long as the Sellers (as defined in the Omnibus Amendment) and the Members (as defined in the Omnibus Amendment) meet a specified ownership threshold, the Company shall recommend to the Board that Brian Ruden and Naser Joudeh jointly be permitted to designate three directors for appointment to the Board if the Board consists of seven or more members. Currently, Pratap Mukharji, Marc Rubin, and Salim Wahdan serve as Messrs. Ruden and Joudeh’s designees on the Board. The Company previously reported the terms of the Omnibus Amendment in the Company’s Current Report on Form 8-K filed on December 23, 2020 and attached a copy of the Omnibus Amendment as Exhibit 2.1 thereto, and such disclosure and exhibit are incorporated by reference herein.

On February 26, 2021, the Company entered into a Securities Purchase Agreement (the “CRW SPA”) and a letter agreement with CRW Capital Cann Holdings LLC (“CRW”), of which Marc Rubin is a beneficial owner. Pursuant to the CRW SPA, the Company issued and sold 25,350 shares of the Company’s Series A Preferred Stock (“Series A Preferred Stock”) to CRW at a price of $1,000 per share for aggregate gross proceeds of $25,350,000. The transaction made CRW a beneficial owner of more than 5% of the Company’s common stock. The Company granted CRW certain demand and piggyback registration rights with respect to the shares of common stock issuable upon conversion of the Series A Preferred Stock under the CRW SPA. Effective February 4, 2022, the Company registered the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock on a Form S-3. Also on February 26, 2021, the Company entered into a letter agreement with CRW, granting CRW the right to designate one individual for election or appointment to the Board and Board observer rights. Under the letter agreement, for as long as CRW has the right to designate a Board member, if the Company, directly or indirectly, plans to issue, sell or grant any securities or options to purchase any of its securities, CRW has a right to purchase its pro rata portion of such securities, based on the number of shares of Series A Preferred Stock beneficially held by CRW on the applicable date on an as-converted-to-common-stock basis divided by the total number of shares of common stock outstanding on such date on an as-converted, fully-diluted basis (taking into account all outstanding securities of the Company regardless of whether the holders of such securities have the right to convert or exercise such securities for common stock at the time of determination). Further, under the letter agreement, the Company paid CRW Capital, LLC a monitoring fee equal to $125,000 in 2021 and total monitoring fees of $25,000 as of September 30, 2022. Mr. Rubin is a manager and 50% owner of CRW Capital, LLC.

On December 7, 2021, Mr. Rubin indirectly purchased one of the Company’s 13% senior secured convertible notes due December 7, 2026 with a principal amount of $100,000 for $98,000, reflecting a 2% original issue discount, in the Company’s private placement of such notes, on the same terms as the other investors. The Company previously reported the terms of the private placement and the notes in its Current Report on Form 8-K filed on December 9, 2021 and attached copies of the form of note and relevant transaction documents, and such disclosures and copies are incorporated by reference herein. Mr. Rubin is a manager and co-owner of CRW Capital, LLC, the sole manager of CRW, an entity that is jointly controlled by Mr. Rubin and Jeffrey Cozad, each of whom are members of the Board, and a substantial beneficial owner of the Company’s common stock, with which the Company previously has entered into various transactions.

The Company’s current director compensation policy is to award each non-executive director (i) an annual grant of shares of the Company’s common stock worth $70,000 and (ii) an annual award of $35,000, payable in cash or shares of the Company’s common stock at the option of the recipient director. The Company expects to make such awards to Mr. Rubin in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.

	By:	/s/ Daniel R. Pabon
Date: November 3, 2022		Daniel R. Pabon General Counsel